SECURED PROMISSORY NOTE

US$2,800,000.00 September 18, 2012

FOR VALUE RECEIVED, CI HOLDINGS, INCORPORATED, an Oregon corporation (the "**Corporation**"), promises to pay to CHIURAZZI INTERNATIONAL, LLC, an Arizona limited liability company (the "**Holder**"), on or before the Maturity Date (as defined below), the principal amount of Two Million Eight Hundred Thousand United States Dollars (US$2,800,000.00) or such lesser amount as is outstanding from time to time.

This Secured Promissory Note (this "**Note**") is being issued pursuant to that certain Asset Purchase Agreement dated as of September 18, 2012, by and among the Corporation, Holder, and Paul Deloughery (the "**Purchase Agreement**").

The following is a statement of the rights of the Holder and the Corporation under this Note and the conditions to which this Note is subject and to which the Holder, by the acceptance of this Note, agrees:

1. Principal. Unless previously repaid pursuant to Section 6 below, the principal amount of this Note is payable as follows:

Payment Date	Principal Payment Amount
October 25, 2012	US$280,000.00
January 25, 2013	US$280,000.00
April 25, 2013	US$230,000.00
July 25, 2013	US$230,000.00
October 25, 2013	US$230,000.00
January 25, 2014	US$230,000.00
April 25, 2014	US$230,000.00
July 25, 2014	US$230,000.00
October 25, 2014	US$230,000.00
January 25, 2015	US$230,000.00
April 25, 2015	US$230,000.00
July 25, 2015	US$170,000.00

On July 25, 2015 (the "**Maturity Date**"), the entire unpaid principal balance, and all accrued and unpaid interest of this Note, if not sooner paid, will be due and payable.

2. Interest. This Note bears interest at a fixed rate of eight percent (8%) per annum (based upon a 365 day year). All accrued interest on the principal balance is due and payable on the Maturity Date. If the entire unpaid principal balance of this Note is paid prior to the Maturity Date, the accrued interest on the principal balance will be due and payable on the date the entire principal balance is paid.

3. Security. The indebtedness represented by this Note is secured by (a) that certain Security Agreement dated as of September 18, 2012, by and among the Corporation, the Holder and

Chiurazzi Internazionale, S.r.l., an Italian company (the "**Security Agreement**"), and (b) that certain Pledge Agreement Over Quotas dated as of September 18, 2012, by and among the Corporation, the Holder and Chiurazzi Internazionale, S.r.l., an Italian company (the "**Pledge Agreement**").

4. **No Impairment**. The Corporation will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

5. **Event of Default**.

(a) Event of Default. Upon any occurrence of an "Event of Default" as defined in the Security Agreement or a "Default" as defined in the Pledge Agreement (any such event, an "**Event of Default**"), the rights of the Holder hereunder will be governed by the terms of this Note, the Security Agreement, and the Pledge Agreement, and the Holder's rights will include, without limitation, the right to elect to have the entire unpaid principal balance of this Note and any accrued, but unpaid, interest thereon become immediately due and payable.

(b) Default Interest. Upon any occurrence, and during the continuance, of an Event of Default, the unpaid principal balance of this Note will immediately, and without notice, bear interest ("**Default Interest**") at a rate of twelve percent (12%) per annum (based upon a 365 day year), which rate will remain in effect until the date on which the unpaid principal balance, all accrued and unpaid interest and Default Interest, and all other amounts payable under this Note are paid in full.

(c) Late Charge. If the Holder has not received the full amount of any payment of principal and/or interest by the end of fifth (5th) calendar day after it is due, the Corporation will pay a late charge to the Holder in an amount equal to five percent (5%) of the overdue payment (regardless of whether the overdue payment is an interest only payment, a principal and interest payment or otherwise).

(d) Costs of Collection. The Corporation will pay or reimburse the Holder for all costs and expenses, including reasonable attorneys' fees and expenses, incurred by the Holder in enforcing or preserving its rights and remedies hereunder in the event the Corporation objects to or contests such enforcement or preservation.

6. **Prepayment**. At any time, the Corporation may, without prepayment penalty or premium, prepay all or any portion of the principal indebtedness of this Note and interest accrued thereon.

7. **Waiver and Amendment**. Any provision of this Note may be amended, waived or modified only upon the written consent of both the Corporation and the Holder.

8. **Governing Law**. This Note has been executed and delivered, and will be deemed to have been made, in Phoenix, Arizona. This Note is governed by, and will be construed and enforced in accordance with, the laws of the State of Arizona, without giving effect to any conflict of laws rules. Each of the Corporation and the Holder irrevocably submits to the exclusive jurisdiction of the federal and state courts located in Phoenix, Arizona for the purposes of any action or proceeding arising out of or relating to this Note. Each of the Corporation and the Holder hereby consents to the personal jurisdiction of, and agrees that venue will lie in, the state or federals courts in Phoenix, Arizona with respect to any claim or cause of action arising under or relating to this Note. Each of the Corporation and the Holder hereby waives any objection based on *forum non conveniens* and waives any objection to venue of any action instituted hereunder.

9. **Waivers**. The Corporation hereby waives diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind and expressly agrees that, without in any way affecting the liability of the Corporation, endorsers, guarantors, or sureties, the Holder may extend any maturity date or the time for payment of any payment

due hereunder, otherwise modify this Note, the Security Agreement and the Pledge Agreement, accept additional security, release any person liable, and release any security or guaranty. The Corporation waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense.

10. Interest Rate Limitation. The Corporation hereby agrees to pay an effective rate of interest that is the sum of the interest rate provided for herein, together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with this Note, the Security Agreement or the Pledge Agreement. The Holder and the Corporation agree that none of the terms and provisions contained herein will be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Arizona. In such event, if any holder of this Note will collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Arizona, all such sums deemed to constitute interest in excess of such maximum rate will, at the option of the holder, be credited to the payment of other amounts payable under this Note, the Security Agreement or the Pledge Agreement, or returned to the Corporation.

11. Miscellaneous.

(a) Entire Agreement: Successors and Assigns. This Note, the Security Agreement, the Pledge Agreement, and the Purchase Agreement (including all other agreements, documents and instruments referenced herein and therein) constitute the entire agreement between the Corporation and the Holder relative to the subject matter hereof. Any previous agreement between the Corporation and the Holder related to the subject matter hereof is superseded by this Note, the Security Agreement, the Pledge Agreement and the Purchase Agreement (including all other agreements, documents and instruments referenced herein and therein). This Note and the obligations hereunder may not be assigned or otherwise transferred by the Corporation, whether voluntarily or involuntarily, without the prior written consent of the Holder (which consent may be given or withheld in the Holder's sole and absolute discretion). Any such attempted assignment or transfer will be void and of no force or effect. The terms and conditions of this Note will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

(b) Notices. Any notice, demand or request required or permitted to be given under this Note will be in writing and will be deemed given (i) when delivered personally (including by recognized national courier), (ii) when receipt is confirmed if sent by facsimile, or (iii) five (5) days after deposited in the U.S. mail, first class mail, registered or certified, with postage prepaid, and addressed to the parties at the addresses of the parties set forth below or such other address as a party may request by notifying the other in writing:

If to Corporation:	Mark A. Ghiglieri and Gordon Root 27929 SW 95th Avenue; Suite 601 Wilsonville, Oregon 97070 Facsimile: (503) 685-9838
If to Secured Party:	Chiurazzi International, LLC 4848 E. Cactus Rd., Suite 505-185 Scottsdale, Arizona 85254 Attn: Paul Deloughery Facsimile: N/A
	With a copy (which will not constitute notice to Secured Party) to:

Snell & Wilmer L.L.P.
400 E. Van Buren
Phoenix, Arizona 85004
Attn: Brian J. Burt
Facsimile: (602) 382-6070

(c) Place of Payment. Any payments due the Holder hereunder will be made by check or wire transfer to the name and address of the Holder as set forth in Section 11(b) above or such other address as the Holder will advise the Corporation in writing.

(d) Nature of Funds. All payments by the Corporation to the Holder hereunder will be made in immediately available funds and in United States Dollars.

(e) Severability. If any provision of this Note, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the Corporation and the Holder will negotiate an equitable adjustment to the provisions of this Note with a view to effecting, to the greatest extent possible, the original purpose and intent of this Note, and in any event, the validity and enforceability of the remaining provisions of this Note will not be affected thereby.

(f) Headings. The headings of the Sections of this Note are for convenience and will not by themselves determine the interpretation of this Note.

(g) Information. The Corporation will keep complete and accurate financial records (including with respect to its performance under this Note (the "Records")). The Holder will have the right, at all reasonable times, to inspect, copy, and audit the Records relating to the Corporation's performance under this Note and such other documents and records as may be reasonably necessary to verify the Corporation's performance of its obligations under this Note.

IN WITNESS WHEREOF, the Corporation has caused this Note to be signed in its name as of the date first written above.

CI HOLDINGS, INCORPORATED, an Oregon corporation

By:______________________________

Name: ____________________________

Title: _____________________________